Exhibit 10.29

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is made effective as of this 30th day of April, 2010, by and between John Thomas, a natural person resident in Cobb County, Georgia and his heirs, assigns, executors, agents and representatives (the “Executive”), and SurgiVision, Inc., a Delaware corporation (“SurgiVision”).

W I T N E S S E T H:

WHEREAS, the Executive has been employed as the Chief Financial Officer of SurgiVision;

WHEREAS, the Executive is irrevocably separating from employment with SurgiVision effective April 30, 2010 (the “Employment Termination Date”);

WHEREAS, SurgiVision wishes to secure Executive’s cooperation to assist in the transition of duties to SurgiVision’s new Chief Financial Officer for a period;

WHEREAS, it is the desire of SurgiVision and the Executive to set forth herein their mutual agreement with respect to all matters relating to (i) the Executive’s separation from employment with SurgiVision; and (ii) the Executive’s release of claims, all upon the terms set forth herein;

NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

1. Separation from Employment. Effective as of the Employment Termination Date, the Executive irrevocably separates from all positions of employment with SurgiVision and its affiliates. This Agreement relates solely to Executive’s status as an employee and not as a director of SurgiVision and/or any of its affiliates. The Executive’s employment with SurgiVision will continue until the close of business on the Employment Termination Date, at which time his employment with SurgiVision shall terminate. Following the Employment Termination Date, the respective rights and obligations of the parties shall be governed by the terms of this Agreement.

2. Cooperation. The Executive shall make himself available to consult and cooperate with SurgiVision representatives in connection with the orderly transition of his business responsibilities, and, in connection therewith, the Executive shall exercise reasonable efforts to respond diligently to inquiries related to SurgiVision’s business. However, in no event will Executive’s consultation and cooperation services for SurgiVision after the Employment Termination Date exceed twenty percent (20%) of Executive’s average level of services for SurgiVision for the thirty-six (36) month period prior to the Employment Termination Date.

3. Payments and Benefits.

(a) Provided that, prior to June 15, 2010, Executive has executed and delivered to SurgiVision, and has not revoked, the general release referred to in Section 8 hereof (the “Release”) and the seven (7) day revocation period explained in Attachment A entitled

“General Release” has expired, then SurgiVision will pay Executive the sum of Eighty Seven Thousand and 00/100 Dollars ($87,000.00), payable in twenty-four (24) semi-monthly installments of Three Thousand Six Hundred Twenty Five and 00/100 Dollars ($3,625.00) each, subject to applicable withholdings and taxes, commencing June 15, 2010. Executive acknowledges that the payments referenced herein are consideration to which he would not otherwise be entitled.

(b) The Executive acknowledges and agrees that the payments under this Agreement are compensation and will be subject to the Executive’s usual withholding and included in the Executive’s W-2 earnings statement.

4. Application of Code Section 409A. The provisions of this Agreement will be construed and applied in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury guidance issued thereunder to the extent applicable. SurgiVision shall report all payments and other benefits paid or provided pursuant to Section 2 and Section 3 of this Agreement to the extent required by, and in accordance with, Section 409A of the Code (“Section 409A”). In the event that SurgiVision or the Executive reasonably and in good faith determines that any payment to be made or benefit to be provided to the Executive hereunder would result in the application of Section 409A, SurgiVision shall, in consultation with the Executive, modify the Agreement to the extent possible and in the least restrictive manner reasonably available in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in order to comply with the provisions of Section 409A and/or any rules, regulations or other regulatory guidance issued under such statutory provision and without any diminution in the value of the payments to the Executive. Notwithstanding the foregoing, under no circumstance shall SurgiVision be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Executive due to any failure to comply with Section 409A, or for any interest on account of any delay in payment deemed necessary to comply with Section 409A.

5. Acknowledgment. The Executive agrees that none of SurgiVision or any of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliated entities, divisions and assigns, together with each and every of their present, past and future officers, directors, stockholders, general partners, limited partners, employees and agents and the heirs and executors of same (herein collectively referred to as the “Company Group”), has breached any oral or written contract that may have existed between the Executive and SurgiVision or any member of the Company Group with respect to the Executive’s employment or termination of employment nor has SurgiVision or any member of the Company Group violated any law, statute, rule regulation or ordinance of any governmental authority relating to the Executive’s employment. The Executive acknowledges that the payments and other consideration paid hereunder cannot and shall not be construed as any admission of liability or wrongdoing on the part of either SurgiVision or any member of the Company Group. The Executive further acknowledges and agrees that the payments and other benefits being received by him pursuant to this Agreement satisfy any claim that he might have had under any SurgiVision policy or practice. The Executive understands that the release provided for in Attachment A entitled “General Release” extends to all of the aforementioned claims and potential claims described therein which arose on or before the date of the execution of this Agreement and that may arise on or before the Employment Termination Date, whether now known or unknown, suspected or unsuspected, and his participation as a member of any class asserting any such claims, and that this acknowledgement and release constitute essential terms of this Agreement. The Executive understands and acknowledges the significance and consequence of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.

6. Reinstatement. The Executive hereby waives any right or claim he may have to employment, re-instatement, re-assignment or re-employment with SurgiVision or any member of the Company Group. The Executive’s acknowledgement and agreement as to these matters are material inducements for SurgiVision to make certain of its agreements, including, without limitation, the agreement to make the payments in Section 3.

7. Non-Disclosure and Non-Competition Agreement. The Executive acknowledges and agrees that the Non-Disclosure and Non-Competition Agreement made by the Executive dated September 1,2004 (the “NDA”) shall remain in full force and effect and that the terms of such NDA are incorporated herein and made a part of this Agreement. The Executive agrees to comply with his continuing obligations under the NDA.

8. Release. The Executive and SurgiVision shall execute and deliver a General Release in the form attached hereto as Attachment A.

9. Successors. This Agreement shall inure to the benefit of and be enforceable by the Executive and by the Executive’s personal or legal representatives, executors and administrators and by SurgiVision and its successors and assigns.

10. No Admissions. Neither the execution of this Agreement by SurgiVision nor the terms hereof constitutes an admission by SurgiVision, or by any agent or employee of SurgiVision or any member of the Company Group, of liability or unlawful conduct in any manner.

11. Entire Agreement. Except with respect to the Executive’s continuing obligations pursuant to the NDA, this Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns.

12. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

13. Advice of Counsel. Executive represents and warrants that he has carefully read this Agreement, and understands its contents, meaning and intent. SurgiVision hereby advises the Executive to consult with such advisors, including legal counsel, as seem appropriate to the Executive before signing this Agreement and Attachment A to this Agreement entitled “General Release.” Understanding this document, the Executive has freely and voluntarily executed it, without compulsion, coercion or duress.

14. Amendments. Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement signed by both of the parties hereto.

15. Governing Law. This Agreement shall be governed by the laws of the State of Tennessee without regard to the conflict of law principles of any jurisdiction.

16. Legally Binding. The terms of this Agreement contained herein are contractual and not mere recitals.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties acknowledging that they are acting of their own free will have voluntarily caused the execution of this Agreement as of this day and year written below.

EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ANY AND ALL KNOWN AND UNKNOWN CLAIMS.

SurgiVision, Inc.

By:	/s/ Kimble Jenkins
Name:	Kimble Jenkins
Title:	President and Chief Executive Officer

/s/ John Thomas
John Thomas

ATTACHMENT A

GENERAL RELEASE

SurgiVision, Inc., a Delaware corporation (“SurgiVision”), and John Thomas (the “Executive”) enter into this Release (this “Release”) on the      day of             , 2010.

WITNESSETH

WHEREAS, SurgiVision and the Executive are parties to a Separation Agreement made effective as of April 30, 2010 (the “Separation Agreement”);

WHEREAS, as a condition to the receipt of certain benefits to be paid following the date of this Release (the “Benefits”) under the Separation Agreement and in consideration for the execution and delivery of this Release by SurgiVision, the Executive has agreed to execute and deliver this Release; and

WHEREAS, in consideration for the agreements and covenants of the Executive contained in the Separation Agreement and the execution and delivery of this Release by the Executive, SurgiVision has agreed to execute and deliver this Release.

NOW THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

1. Release. The Executive, on behalf of himself and anyone claiming through the Executive, represents that he has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any claim this Release purports to waive. Executive hereby agrees not to sue SurgiVision or any of its divisions, subsidiaries, affiliates or other related entities of the above specified entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents or attorneys of SurgiVision or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”), and hereby releases and discharges, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the date on which this Release is signed and delivered to SurgiVision, in any way related to the Executive’s employment by SurgiVision, including, without limitation, any and all claims arising under:

(a) Anti-discrimination statutes, such as the Age Discrimination in Employment Act (“ADEA”), and the Older Workers Benefit Protection Act, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination or harassment based on race, color, national origin, religion, or sex; the Equal Pay Act and/or the Lilly Ledbetter Fair Pay Act, which prohibit paying men and women unequal pay for equal work; the Americans With Disabilities Act and/or the Americans with Disabilities Act Amendments Act, which prohibit discrimination based on disability; the Georgia Fair Employment Practices Act and any other federal, state or local law prohibiting employment discrimination, harassment, or retaliation of any kind.

Attachment A - 1

(b) Other laws, such as the Family and Medical Leave Act of 1993 (“FMLA”); any federal, state or local laws restricting an employer’s right to terminate an employee, or otherwise regulating employment; any federal, state or local laws enforcing express or implied employment contracts or requiring an employer to deal with an employee fairly or in good faith; and any wage payment and collection law.

(c) Tort and contract claims, such as claims for wrongful or constructive discharge, negligence, physical or personal injury, emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of oral, express or implied contract, breach of covenants of good faith and fair dealing, and similar or related claims.

(d) Other released claims, including, without limitation, claims: (i) under the Employee Retirement Income Security Act of 1974; (ii) for compensation, stock options, bonuses, or lost wages; (iii) in any way related to design or administration of any employee benefits program; (iv) for severance or similar benefits or for post-employment health or group insurance benefits; or (v) for fees, costs or expenses of any attorneys who represent or have represented Executive.

(e) Unknown claims: Executive understands that he is releasing the Released Parties from claims that he may not know about as of the date hereof and that this is his knowing and voluntary intent even though someday he might learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having signed this Release. Executive is expressly assuming that risk and agrees that this Release shall remain effective in all respects in any such case. Executive expressly waives all rights he might have under any law that is intended to protect him from waiving unknown claims, and Executive understands the significance of doing so.

(f) Nothing contained in this Release shall apply to, or release SurgiVision from any obligation (i) contained in the Separation Agreement or this Release, (ii) to indemnify Executive as required by §145 of the Delaware General Corporation Law and SurgiVision’s bylaws or (iii) with respect to any vested benefit with respect to the Executive pursuant to any employee benefit or equity plan of SurgiVision other than any severance or retention program or practice.

(g) The Executive acknowledges that the consideration offered in connection with the Separation Agreement was and is in part for this Release and such portion of such consideration is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that the Executive is not entitled to, and shall not receive, any further recovery of any kind from SurgiVision or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither SurgiVision nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of the Executive, except as provided in the Separation Agreement or in this Release.

Attachment A - 2

2. FMLA and FLSA Rights Honored. Executive acknowledges that he has received all of the leave from work for family and/or personal medical reasons and/or other benefits to which he believes he is entitled under SurgiVision’s policy and FMLA. Executive has no pending request for FMLA leave. SurgiVision has not mistreated Executive in any way because of any illness or injury to Executive or any member of his family. Executive has received all monetary compensation, including hourly wages, salary and/or overtime compensation, to which he believes he is entitled under the Fair Labor Standards Act (“FLSA”).

3. ADEA Release Requirements Satisfied. Executive understands that this Release has to meet certain requirements to validly release any ADEA claims Executive might have had, and Executive represents and warrants that all such requirements have been satisfied. SurgiVision hereby advises Executive that before signing this Release, he may take twenty-one (21) days to consider this Release. Executive acknowledges that: (1) he took advantage of as much of this period to consider this Release as he wished before signing; (2) he carefully read this Release; (3) he fully understands it; (4) he entered into this Release knowingly and voluntarily (free from fraud, duress, coercion, or mistake of fact); (5) this Release is in writing and is understandable; (6) in this Release, he waives current ADEA claims; (7) he has not waived future ADEA claims; (8) he is receiving valuable consideration in exchange for execution of this Release that he would not otherwise be entitled to receive; and (9) SurgiVision hereby advises Executive in writing to discuss this Release with his attorney (at his own expense) prior to execution, and he has done so to the extent he deemed appropriate.

4. Review & Revocation.

(a) Review: Before executing this Release, Executive may take twenty one (21) days to consider this Release. Executive acknowledges and agrees that his waiver of rights under this Release is knowing and voluntary and complies in full with all criteria of the regulations promulgated under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, and any and all federal, state and local laws, regulations and orders. SurgiVision hereby advises Executive in writing to consult with an attorney prior to executing this Release. In the event that Executive executes this Release prior to the expiration of the twenty-one (21) day period, he acknowledges that his execution was knowing and voluntary and not induced in any way by SurgiVision or any other person.

(b) Revocation: For a period of seven (7) days following his execution of this Release, Executive may revoke this Release. If he wishes to revoke this Release, he must revoke in writing delivered by hand or confirmed facsimile prior to the end of the seventh (7th) day of the revocation period to Oscar Thomas, One Commerce Square, Suite 2550, Memphis, TN 38103, (901) 522-9400 (fax) or the revocation will not be effective. If Executive timely revokes this Release, all provisions hereof will be null and void, including any and all payments referenced in the Separation Agreement to which this Release is attached. If Executive does not advise Oscar Thomas in writing that he revokes this Release within seven (7) days of his execution of it, this Release shall be forever enforceable. The eighth (8th) day following Executive’s execution of this Release shall be the Effective Date of this Release. This Release is not effective or enforceable until the revocation period has expired.

Attachment A - 3

5. No Assignment of Claims. The Executive expressly represents and warrants that he is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein, that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity, and that he has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.

6. Release by SurgiVision. SurgiVision hereby releases the Executive from any and all claims, demands or causes of action of any kind that it now has against the Executive arising out of or related to the Executive’s employment with SurgiVision, with the exception of claims, demands or causes of action arising out of or related to criminal acts, fraud or knowing wrongful conduct, that arise out of or relate to any occurrences prior to the date of this Release; provided, however, that nothing contained in this Release shall apply to, or release the Executive from, any obligation contained in the Separation Agreement, the NDA (as that term is defined in the Separation Agreement) or this Release.

7. Entire Agreement. The Separation Agreement, the NDA and this Release constitute the entire agreement and understanding between the parties. The Executive has not relied on any oral statements that are not expressly stated in the Separation Agreement or this Release.

8. Governing Law. This Release shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Tennessee without regard to the principle of conflicts of laws.

SurgiVision, Inc.

By:
Name:
Title:

John Thomas

Attachment A - 4